Exhibit 10.37

Note: Do not sign and return this document to the Company. By clicking on the “ACCEPT” box, you acknowledge that you have read the information below and agree to be bound by the terms of the Plan and this Agreement. Please provide such acceptance within ninety (90) days of the Grant Date.

Mesa Laboratories, Inc.
2021 Equity Incentive Plan

Stock Option Award Agreement

Date

Name

Address 1

Address 2

Dear ____________:

We are pleased to inform you that Mesa Laboratories, Inc. (the “Company”) has granted to you an option (the “Option”) to purchase the number of shares of the Company’s Common Stock (“Shares”) indicated in this Stock Option Award Agreement (this “Agreement) at the exercise price set forth below, pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”). The grant of the Option is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Grant Date                            __________

Shares of Common Stock Covered by Option	__________ Shares
Type of Option	Non-Qualified Stock Option
Exercise Price	$______ per Share, which is intended to be no less than the Fair Market Value per Share on the Grant Date.
Vesting Schedule

General

Except as set forth below, your Option shall vest in accordance with the following schedule, subject to your Continuous Service (as defined below) with the Company or its Subsidiaries through each applicable Vesting Date.

[Vesting Dates]

[Dates Shares Become Exercisable]

 Continuous Service

For purposes of this Agreement, the term “Continuous Service” shall mean your uninterrupted service to the Company or any Subsidiary as an employee, non-employee director, or consultant. The Administrator shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an employee but continue to perform services for the Company as a non-employee director or consultant.

Expiration Date	Six (6) years from the Grant Date.
Termination of Continuous Service

Except as set forth below in the Section entitled “Other Agreements,” the following shall apply in the event of your termination of Continuous Service.

General

In the event of your termination of Continuous Service with the Company or its Subsidiaries for any reason other than death, Disability, Normal Retirement, or for Cause, the unvested portion of the Option shall automatically be forfeited immediately, and the vested portion of your Option shall expire ninety (90) days after the last day of your Continuous Service; provided, however, that in the event of your death during this post-termination period, those persons entitled to exercise the Option pursuant to the laws of descent and distribution shall have one (1) year following the date of your death within which to exercise the vested portion of your Option. In no event may the Option be exercised after the Expiration Date.

Death or Disability

In the event of your termination of Continuous Service with the Company or its Subsidiaries as a result of death or Disability, the unvested portion of the Option shall automatically be forfeited immediately, and the vested portion of your Option will expire twelve (12) months after the last day of your Continuous Service. In no event may the Option be exercised after the Expiration Date.

Normal Retirement

In the event of your termination of Continuous Service as a result of Normal Retirement, any unvested portion of the Option shall remain outstanding and shall become exercisable on the Vesting Date on which it otherwise would have become exercisable had you not terminated Continuous Service, and the entirety of the Option (i.e. whether then vested or unvested) shall expire on the Expiration Date.

Cause

In the event of your termination of Continuous Service with the Company or its Subsidiaries for Cause, the unvested portion of the Option shall automatically be forfeited immediately, and the vested portion of your option shall expire two (2) days after your termination of Continuous Service. In no event may the Option be exercised after the Expiration Date.

Change of Control	The provisions of Section 8.2 of the Plan shall apply upon the occurrence of a Change of Control.
Other Agreements

The terms of this Option, including the provisions above regarding your termination of Continuous Service, are subject to and are modified by any contrary terms in any employment agreement, severance letter, of similar agreement between you and the Company that may be in effect from time to time (an “Other Agreement”).

Other Terms and Conditions	Are set forth in the accompanying Option Award Terms and Conditions and the Plan.

Online Acceptance of Stock Option Award Agreement

By your online acceptance, you and the Company agree that the Option granted hereby is granted under and governed by the terms and conditions of this Agreement and the accompanying Option Award Terms and Conditions (the “Award Documents”), and the terms of the Plan. You hereby represent and acknowledge that you have been provided the opportunity to review the Plan and the Award Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Documents.Option Award Terms and Conditions

The following terms and conditions apply to the Option granted to you by the Company, as specified in the accompanying Stock Option Award Agreement (the “Award Agreement”).

1.         Award of Option. The Company has issued to you an Option covering the number of Shares set forth above in the Award Agreement, at the exercise price set forth in the Award Agreement. The Award is effective on the Grant Date and is subject to the terms and conditions set forth in the Award Agreement and these Option Award Terms and Conditions (together, the “Award Documents”), and the Plan (which is incorporated herein by reference).

2.         Vesting. Unless otherwise provided in the Plan, your Option shall vest and become exercisable in accordance with the Vesting Schedule and/or upon the other events set forth in the Award Agreement or as set forth in the “Other Agreements” section of the Award Agreement. As the Option becomes exercisable for one or more installments, the installments shall accumulate, and the Option shall remain exercisable until the Option expires or terminates in accordance with the terms hereof or the terms of the Plan.

3.         Notice of Exercise. Your Option, to the extent vested, may be exercised by delivery of notice to the stock plan administrative agent of the Company designated by the Administrator, through the agent’s website or by using such other forms or mechanisms as may be specified by the agent. The notice shall specify the number of Shares for which the Option is exercised and shall specify the manner in which the Shares should be registered and the manner in which you are paying the exercise price and satisfying applicable tax withholding requirements. The notice of exercise will be effective when it is received, although processing of the exercise may be delayed until the next business day on which the Company is generally open for business, if received after business hours or on a non-business day. Anyone exercising the Option after your death must provide appropriate documentation to the satisfaction of the Company that the individual is entitled to exercise the Option.

4.         Payment of Exercise Price; Issuance of Shares. The exercise price may be paid in cash or cash equivalents, and, to the extent permitted by the Administrator at the time of exercise, in any other method set forth in Section 6.4 of the Plan. Upon receipt of the exercise price, the Company (either directly or through its’ agent) shall issue the purchased Shares to you in the manner set forth in your notice of exercise, in written or electronic format as selected by the Administrator in its discretion.

5.         Term; Expiration Date. Your Option shall expire at 2:30 P.M. Mountain Time on the Expiration Date set forth in the Award Agreement, unless sooner terminated in accordance with the Award Agreement (such as upon your termination of Continuous Service) or the terms of an Other Agreement or the Plan.

6.         Investment Representations. The Administrator may require you (or your estate or heirs) to represent and warrant in writing that the individual exercising the Option is acquiring Shares for investment and without any present intention to distribute such Shares, and to make such other representations as are deemed necessary or appropriate by the Company.

7.         Stockholder Rights. You and your estate or heirs shall not have any rights as a stockholder of the Company until you become the holder of record of such Shares, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date prior to the date you become the holder of record of such Shares unless specifically provided otherwise in the Plan.

8.         Additional Requirements. The transfer of any Shares hereunder shall be effective only at such time as the Company shall have determined that the issuance and delivery of such Shares is in compliance with all applicable laws and the requirements of any securities exchange on which the Shares are then traded. You acknowledge that Shares acquired upon exercise of the Option may bear such legends as the Company deems appropriate to comply with applicable federal, state or foreign securities laws. In connection therewith and prior to the issuance of the Shares, you may be required to deliver to the Company such other documents as may be reasonably necessary to ensure compliance with applicable laws.

9.         Tax Treatment; Section 409A. You may incur tax liability as a result of the exercise of your Option. You should consult your own tax adviser for tax advice. You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Award Documents in any manner and delay the payment of any amounts payable pursuant to the exercise of your Option to the minimum extent necessary to satisfy the requirements of Section 409A. The Company will provide you with notice of any such amendment or modification. This Section 9 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.

10.         Tax Withholding. You shall make appropriate arrangements with the Company’s agent to provide for payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to your Option. Such arrangements may include, but are not limited to, payment of the withholding amount by you in cash, withholding from proceeds of the sale of Shares acquired upon exercise either through a voluntary sale or through a mandatory sale arranged by the Company’s agent (on your behalf pursuant to this authorization without further consent), non-discretionary withholding by the Company’s agent of Shares that would otherwise be issuable to you upon exercise, or voluntary Share withholding as described below. Voluntary Share withholding is subject to the prior approval of the Administrator, which may be withheld by the Administrator in its sole discretion. If approved, you may elect to satisfy the statutory withholding obligations, in whole or in part, by having the Company’s agent withhold Shares otherwise issuable to you upon exercise of your Option. The Shares delivered or withheld shall have an aggregate fair market value not in excess of the maximum statutory rates in your applicable jurisdictions. The fair market value of the Shares used to satisfy the withholding obligation shall be determined by the Company’s agent as of the date on which taxation occurs. Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election by you to have Shares withheld shall be irrevocable, made in writing (or electronically), signed by you (including electronically), and shall be subject to any restrictions or limitations that the Administrator in its sole discretion deems appropriate. Further, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company (or former employer, as applicable) may be required to withhold or account for any federal, state, local or foreign taxes of any kind in more than one jurisdiction.

11.         Acknowledgements. If you reside outside the U.S., the following additional provisions shall apply:

a.    the Option and the Shares subject to the Option are not intended to replace any pension rights;

b.    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of your Continuous Service by the Company or its Subsidiaries (whether or not in breach of employment laws in the country where you resides or are employed or provide services or the terms of your employment agreement, if any, and whether or not later found to be invalid) and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or its Subsidiaries, waive your ability, if any, to bring any such claim, and release the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

c.    in the event of termination of your employment or service (regardless of the reason for such termination and whether or not in breach of employment laws in the country where you reside or are employed or provide services or the terms of your employment agreement, if any, and whether or not later found to be invalid), your right to vest in the Option under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period mandated under employment laws in the country where you reside or are employed or provide services (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the country in which you reside or are employed or provide services or the terms of your employment agreement, if any); furthermore, in the event of termination of your employment (whether or not in breach of employment laws in the country where you reside or are employed or provide services or the terms of your employment agreement, if any, and whether or not later to be found invalid), your right to exercise the Option after termination of employment or service, if any, will be measured by the date of termination of your active services and will not be extended by any notice period mandated under employment laws in the country in which you reside or are employed or provide services or the terms of your employment agreement, if any; the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option grant (including whether you may still be considered actively providing services while on an approved leave of absence);

d.    the Option and the Shares subject to the Option are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries, and are outside the scope of your employment or service contract, if any; and

e.    neither the Company nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

12.         Personal Information. The Company and its Subsidiaries may collect, store, disclose, use, or otherwise process certain personal information about you for the purpose of managing and administering the Plan, such as your name, home address and telephone number, date of birth, social security number or other employee identification number, email address, salary, nationality, job title, any shares or directorships held in the Company, details of all Options and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its Subsidiaries may disclose Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its Subsidiaries may each further disclose Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including the Company’s stock plan administrative agent and the Plan recordkeeper. These recipients may be located throughout the world, including the United States. You understand and agree that these parties may receive, possess, use, retain, transfer, and otherwise process the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer or disclosure of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. Notwithstanding anything to the contrary in this Section 12, you acknowledge and agree that the Company and its Subsidiaries may also collect, store, use, disclose, and otherwise process your Data where such processing is necessary to comply with a legal obligation, for the Company or its Subsidiaries’ legitimate business purposes, or with your consent if applicable law requires consent. You may, at any time, request to access, correct, delete or restrict processing of your Data by contacting the Company in writing. Applicable law may allow or require the Company to refuse to provide you with access to, delete or restrict processing of some or all of the Data that the Company or its Subsidiaries hold about you, or the Company or its Subsidiaries may have destroyed, erased, or made such Data anonymous in accordance with applicable record retention obligations and practices. If the Company cannot provide you with access to, delete or restrict processing of your Data, the Company will inform you of the reasons why, subject to any legal or regulatory restrictions. For more information on the processing of your Data, contact your human capital representative.

13.         Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Option evidenced hereby is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.         Electronic Delivery. BY YOUR ELECTRONIC ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE AWARD DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY (THROUGH ITS’ STOCK PLAN ADMINISRATIVE AGENT) MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON THE AGENT’S WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY’S AGENT IN ITS SOLE DISCRETION. YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY’S AGENT DETERMINES IN ITS SOLE DISCRETION.

15.         Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

16.         Amendment. Except as provided herein, the Award Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and you.

17.         Relationship to Plan. Nothing in the Award Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Award Documents, the terms of the Plan shall prevail.

18.         Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of the Award Documents. The invalidity or unenforceability of any provision of the Award Documents shall not affect the validity or enforceability of any other provision hereof, and each other provision hereof shall be severable and enforceable to the extent permitted by law.

19.         Waiver. Any provision contained in the Award Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

20.         Binding Effect. The Award Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.

21.         Rights to Employment or Service. Nothing contained in the Award Documents shall be construed as giving you any right to be retained in the Continuous Service of the Company or any of its Subsidiaries and the Award Documents are limited solely to governing your rights and obligations with respect to your Option.

    22.         Governing Law. The Award Documents shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice of law principles thereof.

23.         Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as a result of the exercise of your Option is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, your participation in the Plan and your receipt of remuneration as a result of the Option granted to you is subject in all respects to any laws, rules, and regulations related to the clawback of compensation that may be in effect from time to time.

24.         Section 409A Compliance. The Option granted hereunder are intended to be exempt from the requirements of Section 409A, and the Award Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Option granted hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.